NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of ACA Capital Holdings, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on January 14, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $75,000,000 and total stockholders' equity of not less than $75,000,000. The Company informed NYSE Regulation that it will not submit a business plan to bring it into conformity with continued listing standards within 18 months of notice from NYSE Regulation. 1. The Exchange's Listed Company Manual, Sections 802.01B, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: Average global market capitalization over a consecutive 30 trading-day period is less than $75,000,000 and, at the same time, total stockholders' equity is less than $75,000,000. 2. The Exchange, on December 13, 2007, determined that the Common Stock should be suspended from trading before the opening of the trading session on December 18, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by letter on December 13, 2007. 3. Pursuant to the above authorization, a press release was issued on December 13, 2007, and an announcement was made on the ‘ticker’ of the Exchange at the opening and at the close of the trading session on December 14, 2007 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on December 18, 2007. 4. On December 17, 2007, the Company indicated in an email that it formally waived its right to a hearing relative to the delisting of the stated Common Stock.